Capital Income Builder

October 31, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$2,811,410
Class B	$19,622
Class C	$214,059
Class F1	$148,745
Class F2	$205,163
Total	$3,398,999
Class 529-A	$86,316
Class 529-B	$1,291
Class 529-C	$22,391
Class 529-E	$3,401
Class 529-F1	$2,902
Class R-1	$4,771
Class R-2	$23,343
Class R-2E	$6
Class R-3	$37,385
Class R-4	$23,362
Class R-5	$16,802
Class R-6	$209,394
Total	$431,364

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$2.3850
Class B	$1.8830
Class C	$1.9023
Class F1	$2.3523
Class F2	$2.5003
Class 529-A	$2.3312
Class 529-B	$1.8145
Class 529-C	$1.8661
Class 529-E	$2.1882
Class 529-F1	$2.4655
Class R-1	$1.9075
Class R-2	$1.9257
Class R-2E	$2.1724
Class R-3	$2.1726
Class R-4	$2.3566
Class R-5	$2.5337
Class R-6	$2.5609

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,208,393
Class B	6,750
Class C	109,809
Class F1	68,792
Class F2	91,194
Total	1,484,938
Class 529-A	37,456
Class 529-B	510
Class 529-C	11,987
Class 529-E	1,568
Class 529-F1	1,196
Class R-1	2,524
Class R-2	11,738
Class R-2E	2
Class R-3	17,150
Class R-4	10,409
Class R-5	6,792
Class R-6	90,080
Total	191,412

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$57.96
Class B	$58.13
Class C	$57.98
Class F1	$57.96
Class F2	$57.94
Class 529-A	$57.94
Class 529-B	$58.08
Class 529-C	$57.91
Class 529-E	$57.94
Class 529-F1	$57.96
Class R-1	$57.94
Class R-2	$57.94
Class R-2E	$57.88
Class R-3	$57.95
Class R-4	$57.95
Class R-5	$57.98
Class R-6	$57.97